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PAGE 2

                                                   FMC Corporation
                                                   Quarterly Report
                                                   on Form 10-Q for
                                                   March 31, 1996



Exhibit 12  Computation of Ratios of Earnings to Fixed Charges
            --------------------------------------------------
            (In millions, except ratio data)
            --------------------------------

                                         Three Months Ended
                                              March 31,
                                         -------------------
                                           1996       1995
                                         ---------  --------
Earnings:

 Income before income taxes                $ 77.8     $ 74.9
 Minority interests                          23.3       16.5
 Undistributed (earnings) losses of
  affiliates                                 (2.9)       0.2
 Interest expense and amortization
  of debt discount, fees and expenses        24.0       18.5
 Amortization of capitalized interest         2.0        2.0
 Interest included in rental expense          3.7        5.3
                                           ------     ------
Total earnings                             $127.9     $117.4
                                           ------     ------


Fixed charges:

 Interest expense and amortization
  of debt discount, fees and expenses      $ 24.0     $ 18.5
 Interest capitalized as part of
  fixed assets                                3.7        2.5
 Interest included in rental expense          3.7        5.3
                                           ------     ------
Total fixed charges                        $ 31.4     $ 26.3
                                           ------     ------


Ratio of earnings to fixed charges            4.1x       4.5x
                                           ======     ======